UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2022

SURGEPAYS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	001-40992	98-0550352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3124 Brother Blvd, Suite 104

Bartlett, TN 38133

(Address of principal executive offices, including zip code)

901-302-9587

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SURG	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	SURGW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 17, 2022, SurgePays, Inc. (the “Company”), two wholly-owned subsidiaries of the Company (SurgePhone Wireless LLC and Torch Wireless, collectively, the “Purchaser”) and Affordable Connectivity Financing V Limited Liability Company (the “Seller”) (an entity affiliated with Horizon Capital LLC) entered into an Installment Sale Agreement (the “Agreement”). The Company is acting as the guarantor of the Purchaser’s obligations pursuant to the Agreement.

Pursuant to the Agreement, the Seller has agreed to purchase and then sell to Purchaser new and refurbished cellular devices (the “Devices”) for distribution through the Purchaser’s distribution network to Affordable Connectivity Program (the “ACP”) (run by the Federal Communications Commission (the “FCC”)) and California Lifeline eligible consumers. The ACP is an FCC benefit program that helps ensure that households can afford the broadband they need. Similarly, California Lifeline is a state program that provides discounted home phone and cell phone services to eligible households.

Under the terms of the Agreement, the Purchaser will issue purchase orders for Devices to suppliers mutually approved by the Purchaser and the Seller. The Seller will purchase the Devices and bill the Purchaser the cost of the purchase order plus a 9.85% fee (the “Profit Margin”) with the total amount to be paid in nine (9) equal monthly installments. Starting on April 1, 2023, to the extent the secured overnight financing rate as administered by the Federal Reserve Bank of New York (the “SOFR”) is greater than 3.0%, then the Profit Margin will adjust for each 0.50% increase in SOFR above 3%, resulting in an increase to the Profit Margin of 0.2%. For example, if on April 1, 2023, the published 1-month average SOFR is 3.5%, the Profit Margin will be reset from 9.85% to 10.05% for such quarter.

The Seller shall make available to Purchaser up to twenty-five million dollars ($25,000,000) in credit through November 17, 2024 (the “Maturity Date”). Purchaser will owe a cancellation fee to the Seller if the Purchaser cancels the Agreement and prepays the entire amount owed prior to the Maturity Date.

The initial amount of credit extended by Seller at closing was fifteen million dollars ($15,000,000). The initial credit fee owed by Purchaser to Seller is three hundred thousand dollars ($300,000) which is to be paid in in twelve (12) equal monthly installments.

The amounts owed by Purchaser to Seller are secured by a first priority security interest in Purchaser’s assets.

The Agreement contains customary representations, warranties and indemnification provisions. The Agreement also contains negative and affirmative covenants with respect to the Company and affirmative financials covenants with respect to the Purchaser. These affirmative financials covenants are with respect to the number of Purchaser’s monthly ACP and California Lifeline subscribers, Purchaser’s minimum liquidity, the ratio of the Purchaser Adjusted EBITDA (as defined in the Agreement) to the Purchaser’s monthly payments to Seller, and the ratio of the Purchaser’s liabilities (including amounts owed to Seller) to the Purchaser Adjusted EBITDA.

In connection with the entrance into the Agreement, on November 17, 2022, the Seller, the Purchaser, and Ivy Dallas Funding, LLC (the “Paying Agent”) entered into the Paying Agent Agreement (the “Agent Agreement”). Pursuant to the Agent Agreement, the Paying Agent will control and administer a cash deposit account established in the name of the Purchaser for the benefit of Seller and the Paying Agent (the “Depository Account”). The Depository Account is to be established for the purpose of Purchaser receiving cash related to the ACP and California Lifeline programs as well for the purpose of Purchaser making all payments owed to Seller pursuant to the Agreement. Once all monthly payments are made to Seller, the Paying Agent will pay remaining amounts in the Depository Account to the Purchaser.

The foregoing description of the Agreement and the Agent Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and the Agent Agreement which are filed as, respectively, Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The applicable information regarding the Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 8.01. Other Events.

On November 18, 2022, the Company issued a press release regarding the Agreement. The press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Installment Sale Agreement, by and among, SurgePays, Inc., SurgePhone Wireless LLC, Torch Wireless, and Affordable Connectivity Financing V Limited Liability Company, dated November 17, 2022
10.2	Paying Agent Agreement, by and among, SurgePhone Wireless LLC, Torch Wireless, Affordable Connectivity Financing V Limited Liability Company, and Ivy Dallas Funding, LLC, dated November 17, 2022
99.1	Press Release dated November 18, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SURGEPAYS, INC.

Date: November 23, 2022	By:	/s/ Anthony Evers
	Name:	Anthony Evers
	Title:	Chief Financial Officer